Exhibit 10.3

Execution Version

MARKETING AND SALES AGREEMENT

This Marketing and Sales Agreement (this “Agreement”) is made and entered into as of June 1, 2015, by and between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Hawaii Independent Energy, LLC (the “Company”), a limited liability company organized under the laws of Hawaii and located at 800 Gessner Road, Suite 875, Houston, Texas 77024 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a crude oil refinery located in Kapolei, Hawaii (the “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;

WHEREAS, the Parties entered into the Supply and Offtake Agreement (as defined below) pursuant to which, among other things, the Company has agreed to sell and deliver refined products to Aron and Aron has agreed to receive and purchase from the Company refined products produced by the refinery (other than certain excluded products) upon the terms and conditions set forth therein;

WHEREAS, the Parties have agreed that, for the term of the Supply and Offtake Agreement, the Company will provide professional consulting, liaison, and other related services to assist Aron in the marketing and sale of the refined products acquired by Aron under the Supply and Offtake Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree hereby as follows:

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions.

For purposes of this Agreement, including the forgoing recitals, the following terms shall have the meanings indicated below:

“Additional Product Transaction” has the meaning specified in Section 2.7.

“Affiliate” has the meaning specified in the Supply and Offtake Agreement.

“Aggregate Sale Receipts” has the meaning specified in the Supply and Offtake Agreement.

“Aggregate Purchase Proceeds” has the meaning specified in the Supply and Offtake Agreement.

“Agreement” or “this Agreement” means this Marketing and Sales Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Commencement Date” has the meaning specified in the Supply and Offtake Agreement.

“Company Purchase Agreement” has the meaning specified in Section 2.6(b).

“Company Purchaser” has the meaning specified in Section 2.6(a).

“Company’s Product Exchange Operations” means the sale and distribution of branded and unbranded gasoline and diesel fuel by the Company in the wholesale and bulk markets, via exchange to third parties at downstream locations.

“Company’s Product Marketing Operations” means, collectively, the Company’s Rack Sale Operations, the Company’s Unbranded Product Operations, the Company’s Product Exchange Operations, and all other marketing operations entered into by the Company in the ordinary course of business to sell and distribute Products.

“Company’s Rack Sales Operations” means the sale and distribution of unbranded gasoline and diesel fuel by the Company in the wholesale and bulk markets, via rack sales at the Refinery or at downstream locations.

“Company’s Unbranded Product Operations” means the sale and distribution of unbranded gasoline and diesel fuel by the Company and its Affiliates for purposes of retail operations and third party distribution.

“Crude Oil” has the meaning specified in the Supply and Offtake Agreement.

“Current Month Pricing Benchmark” has the meaning specified in the Supply and Offtake Agreement.

“Customer” means any third party purchaser of Product from Aron (other than the Company or any of its Affiliates).

“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.

“Defaulting Party” has the meaning specified in Section 6.1.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Event of Default” has the meaning specified in the Supply and Offtake Agreement.

“Force Majeure” has the meaning specified in the Supply and Offtake Agreement.

“Governmental Authority” has the meaning specified in the Supply and Offtake Agreement.

“Included Locations” has the meaning specified in the Supply and Offtake Agreement.

“Included Purchase Transaction” has the meaning specified in the Supply and Offtake Agreement.

“Included Sales Transaction” means any agreement between Aron and a Customer at the request of the Company under Section 2.2 providing for the sale by Aron and the purchase by such Customer of an agreed quantity of a specified Product

“Included Transaction” means (i) any Included Sales Transaction entered into pursuant to Section 2.2(b) or (ii) any Included Purchase Transaction entered into pursuant to Section 2.3(b) or the Supply and Offtake Agreement.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“Monthly Product Purchase Adjustment” has the meaning specified in the Supply and Offtake Agreement.

“Monthly Product Sale Adjustment” has the meaning specified in the Supply and Offtake Agreement.

“Monthly True-up Amount” has the meaning specified in the Supply and Offtake Agreement.

“Non-Defaulting Party” has the meaning specified in Section 6.1.

“Operational Volume Range” has the meaning specified in the Supply and Offtake Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pricing Group” means any of the refined petroleum Product groups listed as a pricing group on Schedule P of the Supply and Offtake Agreement.

“Product Procurement Fee” has the meaning specified in Section 2.3(a).

“Product Sales Fee” has the meaning specified in Section 2.2(a).

“Product Storage Facilities” has the meaning specified in the Supply and Offtake Agreement.

“Product Supplier” has the meaning specified in the definition of Included Purchase Transaction in this Agreement.

“Products” means any of the refined petroleum products listed on Schedule A of the Supply and Offtake Agreement, as amended from time to time by mutual agreement of the Parties.

“Refinery Facilities” has the meaning specified in the Supply and Offtake Agreement.

“Run-out Report” has the meaning specified in the Supply and Offtake Agreement.

“Scheduling and Communications Protocol” means the procedures listed on Schedule J of the Supply and Offtake Agreement.

“Staff” has the meaning specified in Section 2.1(a).

“Storage Facilities” has the meaning specified in the Supply and Offtake Agreement.

“Supply and Offtake Agreement” means the Supply and Offtake Agreement by and between Aron and the Company, dated as of June 1, 2015, as from time to time amended, modified, supplemented, extended, renewed and/or restated amended, modified and/or restated.

“Target Month End Product Volume” has the meaning specified in the Supply and Offtake Agreement.

“Termination Date” has the meaning specified in the Supply and Offtake Agreement.

1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles and Sections to this Agreement.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(i) Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to the net volume.

(j) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3 Acknowledgement. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2.

MARKETING OF PRODUCTS

2.1 Marketing Services.

(a) The Company agrees to assist in marketing Products by serving as a liaison between Aron and potential Customers with respect to term and spot sales of Products to such Customers in accordance with the terms hereof. The Company agrees to maintain a staff of employees (the “Staff”) at the Refinery or its Houston office (including employees of Affiliates to the extent necessary or appropriate for purposes of providing the services contemplated hereby) that is experienced and knowledgeable in marketing and selling refined petroleum products and distribution operations. The Staff and designated employees of Aron shall work cooperatively with each other to generate sales of Products as contemplated by the terms of this Agreement.

(b) Subject to the terms and conditions set forth herein, the Company shall endeavor in a commercially reasonable manner to arrange for Product sales in such volumes so that, as of the end of each calendar month, the volume of each Product held by Aron in the Product Storage Facilities is as close as reasonably practicable to the Target Month End Product Volume for such Product.

(c) Notwithstanding anything herein to the contrary, Aron shall have no obligation to complete any rack sales hereunder, unless Aron otherwise agrees.

2.2 Included Sales Transactions.

(a) From time to time during the term of this Agreement, the Company may identify potential Customers who wish to enter into Included Sales Transactions with Aron. The Company may discuss with any such potential Customer the price, quantity, delivery period or periods, product grade and other material terms on which such potential Customer is prepared to agree to a Included Sales Transaction. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any Included Sales Transaction and shall not represent to any potential Customer that it has such authority. If the Company has negotiated an offer from a potential Customer to enter into a Included Sales Transaction that complies with the terms and conditions hereof, the Company shall apprise Aron in writing of the terms of such offer and Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. For each such offer presented to Aron, (i) the Company shall prepare and provide to Aron a trade ticket listing the proposed Customer, price, quantity, delivery period(s), product grade and other material terms of such offer in the form prescribed in the Scheduling and Communications Protocol and (ii) the Company and Aron shall agree to a fee per Barrel (“Product Sales Fee”) that shall be due from the Company to Aron with respect to each Barrel sold under the proposed Included Sales Transaction if entered into by Aron and such potential Customer. Aron shall not be obligated to consider a proposed Included Sales Transaction unless the Parties have agreed to the Product Sales Fee with respect thereto. The payment of such Product Sales Fee shall be determined in accordance with Section 7.6 of the Supply and Offtake Agreement.

(b) If Aron desires to accept any such offer, then Aron shall endeavor to promptly communicate its formal acceptance of such offer directly to the potential Customer so that Aron may establish a binding agreement between Aron and such potential Customer. If a binding agreement is so established to Aron’s satisfaction, then Aron will seek to finalize and confirm such Included Sales Transaction using its ordinary documentation and confirmation procedures. If such a Included Sales Transaction is entered into by Aron, the definitive terms and conditions thereof shall be exclusively those terms and conditions agreed to by Aron, without regard to any terms and conditions previously discussed between the Company and such Customer; provided, however, that in the event the pricing terms agreed by Aron differ from those negotiated by the Company and offered to Aron, Aron will utilize the price negotiated by the Company and offered to it for purposes of calculating the Aggregate Sale Receipts for purposes of computing the Monthly Product Sale Adjustment. If Aron enters into an Included

Sales Transaction it shall promptly confirm this to the Company by sending to the Company an email confirmation notifying the Company that a transaction has been executed on the basis of the relevant trade ticket. In addition, if the relevant Customer has consented to Aron sharing copies of the agreement underlying the Included Sales Transaction with the Company, then Aron shall provide a copy thereof to the Company.

(c) Aron may, in its discretion, acting in good faith, elect to reject any such offer to enter into an Included Sales Transaction. Aron’s decision to reject any such offer shall be based on such factors and considerations as Aron deems relevant, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits), reputational considerations, prior or current interactions between Aron and the proposed Customer, proposed title transfer points and modes of transportation, the presence or absence of trading documentation between Aron and the proposed Customer, the presence or absence of a pre-existing trading relationship with the proposed Customer or the suitability of the proposed Customer for such transaction. Without limiting the foregoing, any proposed Customer shall be required to (i) satisfy Aron’s internal requirements and policies as they relate to any applicable “know-your-customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act and rules and regulations of the Office of Foreign Assets Control) and other similar client identification and business conduct standards and dealing policies and procedures (including reputational considerations) and (ii) have provided to Aron all material documentation and other information required by such policies and procedure and applicable regulatory authorities. Aron reserves the right to accept or reject any potential transaction with such counterparty in accordance with this Section 2.2(c) provided that, Aron shall not refuse to trade with any counterparty based solely on the fact that such trade was presented to it by the Company hereunder where, at such time, Aron would otherwise have traded with such counterparty on such terms and under all other applicable policies and limitations.

2.3 Included Purchase Transactions.

(a) From time to time, based on the Company’s estimates of the Refinery’s expected Product yields and the volume requirements of the Company’s Product Marketing Operations, the Company may propose that Aron enter into an Included Purchase Transaction with an identified Product Supplier. The Company may discuss with any such potential Product Supplier the price, quantity, delivery period or periods, product grade and other material terms on which such potential Product Supplier is prepared to agree to an Included Purchase Transaction. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any Included Purchase Transaction and shall not represent to any potential Product Supplier that it has such authority. If the Company has negotiated an offer from a potential Product Supplier to enter into an Included Purchase Transaction that complies with the terms and conditions hereof, the Company shall apprise Aron in writing of the terms of such offer and Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. For each such offer presented to Aron, (i) the Company shall prepare and provide to Aron a trade ticket listing the proposed Product Supplier, price, quantity, delivery period(s), product grade and other material terms of such offer in the form prescribed in the Scheduling and Communications Protocol and (ii) the Company and Aron shall agree to a fee per Barrel (“Product Procurement Fee”) that shall be due from the Company to Aron with respect to each

Barrel purchased under the proposed Included Purchase Transaction if entered into by Aron and such potential Product Supplier. Aron shall not be obligated to consider a proposed Included Purchase Transaction unless the Parties have agreed to the Product Procurement Fee with respect thereto. The payment of such Product Procurement Fee shall be determined in accordance with Section 8.8 of the Supply and Offtake Agreement.

(b) If Aron desires to accept any such offer, then Aron shall endeavor to promptly communicate its formal acceptance of such offer directly to the potential Product Supplier so that Aron may establish a binding agreement between Aron and such potential Product Supplier. If a binding agreement is so established to Aron’s satisfaction, then Aron will seek to finalize and confirm such Included Purchase Transaction using its ordinary documentation and confirmation procedures. If such an Included Purchase Transaction is entered into by Aron, the definitive terms and conditions thereof shall be exclusively those terms and conditions agreed to by Aron, without regard to any terms and conditions previously discussed between the Company and such Product Supplier, provided, however, that in the event the pricing terms agreed by Aron differ from those negotiated by the Company and offered to Aron, Aron will utilize the price negotiated by the Company and offered to it for purposes of calculating the Aggregate Purchase Proceeds for purposes of computing the Monthly Product Purchase Adjustment. If Aron enters into an Included Purchase Transaction it shall promptly confirm this to the Company by sending to the Company an email confirmation notifying the Company that a transaction has been executed on the basis of the relevant trade ticket. In addition, if the relevant Customer has consented to Aron sharing copies of the agreement underlying the Included Purchase Transaction with the Company, then Aron shall provide a copy thereof to the Company.

(c) Aron may, in its discretion, acting in good faith, elect to reject any such offer to enter into an Included Purchase Transaction. Aron’s decision to reject any such offer shall be based on such factors and considerations as Aron deems relevant, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits), reputational considerations, prior or current interactions between Aron and the proposed Product Supplier, proposed title transfer points and modes of transportation, the presence or absence of trading documentation between Aron and the proposed Product Supplier, the presence or absence of a pre-existing trading relationship with the proposed Product Supplier or the suitability of the proposed Product Supplier for such transaction. Without limiting the foregoing, any proposed Product Supplier shall be required to (i) satisfy Aron’s internal requirements and policies as they relate to any applicable “know-your-customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act and rules and regulations of the Office of Foreign Assets Control) and other similar client identification and business conduct standards and dealing policies and procedures (including reputational considerations) and (ii) have provided to Aron all material documentation and other information required by such policies and procedure and applicable regulatory authorities. Aron reserves the right to accept or reject any potential transaction with such counterparty in accordance with this Section 2.3(c); provided that, Aron shall not refuse to trade with any counterparty based solely on the fact that such trade was presented to it by the Company hereunder where, at such time, Aron would otherwise have traded with such counterparty on such terms and under all other applicable policies and limitations.

(d) If Aron acquires any Product under an Included Purchase Transaction, such Product shall be subject to further resale under Included Sales Transactions and/or Company Purchase Agreements to the same extent as any Product acquired by Aron under the Supply and Offtake Agreement.

2.4 Volume Reporting. The Company agrees that it will not propose, and Aron will not be requested or obligated to enter into, any Included Transactions until the Company has established, to Aron’s reasonable satisfaction, procedures and mechanisms for determining and reporting the specific volumes that are from time to time subject to each such Included Transaction.

2.5 Additional Transaction Terms and Guidelines.

(a) When identifying any potential Included Sales Transaction or Included Purchase Transaction, the Company shall use commercially reasonable efforts to comply with any guidelines that Aron may from time to time provide to the Company, in writing, to be observed by the Company in seeking to identify such transactions.

(b) No term of any Included Sales Transaction or Included Purchase Transaction shall require or contemplate that Aron shall hold title to any Product subject thereto while such Product is being transported by any waterborne mode of transportation.

2.6 Sales to the Company.

(a) The Company and certain of its Affiliates (each, a “Company Purchaser”) intend to purchase Product from Aron for purposes of the Company’s Product Marketing Operations. In addition, in the event that Aron elects not to enter into a Included Sales Transaction with a Customer that the Company has proposed to Aron pursuant to Section 2.2, and at such time the Company has reasonably determined that Product sales are being made at an insufficient rate to permit the Refinery to continue its ordinary commercial operations, then a Company Purchaser may, at its election, enter into an agreement with such proposed Customer for the sale of Product and the Company Purchaser shall be permitted to purchase Product from Aron necessary to supply such proposed Customer at a price equal to the Current Month Pricing Benchmark.

(b) If, in Aron’s judgment, any proposed sale to a Company Purchaser under Section 2.6(a) involves a bulk quantity, taking into account the quantities generally subject to transactions being entered into by Company Purchasers under Section 2.6(a), then Aron may require that such bulk quantity transaction be separately confirmed and settled between Aron and such Company Purchaser. Any such separately confirmed and settled transaction shall be a “Company Purchase Agreement” hereunder. Aron shall have the right to require that a Company Purchaser provide Aron with documentation and other diligence before entering into any such Company Purchase Agreement.

(c) The parties acknowledge and agree that the purchase price payable by the Company Purchaser to Aron under a Company Purchase Agreement shall be the purchase price specified in the confirmation for such transaction.

(d) The purchase price for any Product delivered to or lifted by the Company that is not subject to a Company Purchase Agreement shall be at a price equal to the Current Month Pricing Benchmark.

(e) The Company shall be permitted to purchase Product from Aron to the extent necessary to meet its obligations for the Company’s Product Marketing Operations.

(f) The Parties acknowledge that, for any Product that a Company Purchaser buys from Aron without a Company Purchase Agreement, title to such Product shall pass to such Company Purchaser as such Product leaves the relevant outlet flange or other delivery point at which delivery is made to such Company Purchaser, at which point such Company Purchaser may further transfer title to such Product without restriction hereunder.

2.7 Additional Product Transactions. Aron may, from time to time, propose and agree to sell quantities of Products in transactions and to third parties not introduced to Aron pursuant to Section 2.2(a) above or executed with Company Purchasers under Section 2.6(a) (each, an “Additional Product Transaction”); provided that Aron shall not enter into any Additional Product Transaction (i) without providing the Company prior notification of Aron’s desire to enter into such proposed transaction together with the volumes, delivery schedule and location and other material non-economics terms of such proposed transaction and, to the extent it is permitted subject to any confidentiality constraints, the identity of the purchaser thereunder, (ii) if entering into such proposed transaction would impair Aron’s ability to satisfy its obligations under then outstanding Included Sales Transactions and Company Purchase Agreements and such other such Included Sales Transactions and Company Purchase Agreements that the Company reasonably expects to be executed or delivered during the immediately following 30 days, or would otherwise result in sales commitments for any particular Products exceeding the quantity of such Product expected to be available for delivery at any point in time, (iii) if, in the Company’s reasonable judgment, the deliveries contemplated by such proposed transaction would, or would be likely to, result in the volume of Products held by Aron in the Product Storage Facilities at any point in time being less than the minimum volume of the Operational Volume Range for any relevant Product or (iv) if, in the Company’s reasonable judgment, the fulfillment of such proposed Additional Product Transaction would interfere in any material respect with Refinery operations or logistics or the Company’s Product Marketing Operations. Aron agrees that it will cooperate and consult with the Company, as the Company reasonably requests, in connection with the Company’s assessment of such proposed transaction and any determination to be made by the Company as contemplated by the preceding sentence.

ARTICLE 3.

MONTHLY TRUE-UP

3.1 Monthly True-up Amounts. The Monthly True-up Amount for all Products sold or purchased pursuant to this Agreement shall be calculated pursuant to Schedule C of the Supply and Offtake Agreement, and Sections 7.5, 7.6, 7.7, 7.8 and 8.8 of the Supply and Offtake Agreement.

3.2 Applicable Fees. The Company acknowledges and agrees that, as part of the calculation of each Monthly True-up Amount, the Company will owe to Aron (i) the applicable Product Sales Fees for all Products delivered to Customers under Included Sales Transactions during the relevant month and (ii) the applicable Product Procurement Fees for all Products delivered to Aron under Included Purchase Transactions during the relevant month.

ARTICLE 4.

CREDIT REQUIREMENTS

4.1 Secured Obligations. All obligations of the Company under or in connection with this Agreement, including under any Company Purchase Agreements, constitute obligations that are secured by the Collateral under the Lien Documents and the Initial Margin Amount referred to in Section 13.4(a) of the Supply and Offtake Agreement.

4.2 Other Credit Support. Based on its assessment of such credit, commercial and other relevant considerations as it deems appropriate (including those referred to in Sections 2.2 and 2.3 above), Aron may require further credit support from Customers, Product Suppliers or Company Purchasers other than the Company in connection with transactions entered into as contemplated hereby pursuant to the agreements underlying the respective Included Transactions or Company Purchase Agreements. Any such further credit support provided shall be in addition to and not in lieu of the credit support referred to in Section 4.1 above.

ARTICLE 5.

TERM

5.1 The term of this Agreement shall commence on the Commencement Date and end on the later of the Termination Date (as defined in the Supply and Offtake Agreement) and the last day on which any Crude Oil or Products owned by Aron are held in any of the Included Locations.

ARTICLE 6.

EVENT OF DEFAULT; TERMINATION

6.1 Notwithstanding any other provision of this Agreement, if any Event of Default (as defined in the Supply and Offtake Agreement) with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) terminate the Agreement and demand payment of all obligations due to it hereunder by the Defaulting Party and/or (ii) subject to Section 6.2, exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code and as provided under Section 6.3.

6.2 No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

6.3 The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

6.4 If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the party owing such amount within one business day of termination.

ARTICLE 7.

FORCE MAJEURE

7.1 The Parties agree that the provisions of Article 17 of the Supply and Offtake Agreement relating to Force Majeure shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full.

ARTICLE 8.

GOVERNING LAW

8.1 This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.

8.2 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Schedule M of the Supply and Offtake Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

8.3 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

ARTICLE 9.

ASSIGNMENT

9.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

9.2 The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.

9.3 Any attempted assignment in violation of this Article 9 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

ARTICLE 10.

NOTICE

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M of the Supply and Offtake Agreement, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M of the Supply and Offtake Agreement and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

ARTICLE 11.

NO WAIVER; CUMULATIVE REMEDIES

11.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default under, this Agreement, whether of a like kind or different nature.

11.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 12.

NATURE OF TRANSACTION AND RELATIONSHIP OF PARTIES

12.1 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Company is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Company, or any of its employees or agent, an agent or employee of Aron.

12.2 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

ARTICLE 13.

MISCELLANEOUS

13.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

13.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

13.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

13.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

13.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

13.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.

13.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

13.8 All transactions hereunder are entered into in reliance on the fact this Agreement and all such transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any other transactions hereunder.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY

By:	/s/ Simon Collier
Title:	Simon Collier
Date:	Attorney-in-Fact

[Signature Page to Marketing and Sales Agreement]

HAWAII INDEPENDENT ENERGY, LLC

By:	/s/ William Monteleone
Title:	Executive Vice President
Date:	June 1, 2015

[Signature Page to Marketing and Sales Agreement]